Exhibit 10.19

PVR GP, LLC

Non-Employee Director Compensation Summary Sheet for 2014

Directors who are employees of PVR GP, LLC or its affiliates receive no additional compensation for service on the general partner’s board of directors or any committees of the board. The table below summarizes the 2014 compensation program for the non-employee directors of PVR GP, LLC, effective January 1, 2014.

2014 Non-Employee Director Compensation Summary

Component	Amount	Medium of Payment	Timing of Payment

Non-Employee Director Annual Retainer	$150,000 per year	Cash	$37,500 paid quarterly
Chairman of the Board Annual Retainer	$125,000 per year	Cash	$31,250 paid quarterly
Audit Committee Chair Annual Retainer	$15,000 per year	Cash	$3,750 paid quarterly
Compensation and Benefits Chair Annual Retainer	$15,000 per year	Cash	$3,750 paid quarterly
Nominating and Governance Chair Annual Retainer	$6,000 per year	Cash	$1,500 paid quarterly
Board Meeting Fee	$2,000 per meeting	Cash	Paid quarterly